Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-4 (Registration Statement No. 333-165866) of Capital Gold Corporation of our report dated October 12, 2009 relating to our audit of the consolidated financial statements of Capital Gold Corporation and Subsidiaries, which appears in the Annual Report on Form 10-K of Capital Gold Corporation for the year ended July 31, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Post Effective Amendment No. 1 to the Registration Statement on Form S-4.

/s/ WOLINETZ, LAFAZAN & COMPANY, P.C.
WOLINETZ, LAFAZAN & COMPANY, P.C

Rockville Centre, New York
June 9, 2010